Exhibit 23.4
[RYDER SCOTT COMPANY, L.P. LETTERHEAD]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     We hereby consent to the references to our firm in the form and context in which they are incorporated by reference in this Registration Statement on Form S-1 and Form S-3 filed by Whiting USA Trust I and Whiting Petroleum Corporation, respectively, and the related prospectus that is a part thereof. We hereby further consent to the incorporation by reference of information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of December 31, 2006.
     We also consent to the reference to our firm in the prospectus included in such registration statement under the heading “Experts.”

Very truly yours,
/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

November 19, 2007